UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Omega Commercial Finance Corporation

(Exact name of registrant as specified in its charter)

Wyoming

(State or other jurisdiction of incorporation or organization)

6162

(Primary Standard Industrial Classification Code Number)

83-0219465

(I.R.S. Employer Identification Number)

1000 5th Street, Suite 200,

Miami, Florida 33139

(305) 704-3294

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Jon S. Cummings, IV, CEO

1000 5th Street, Suite 200,

 Miami, Florida 33139

(305) 704-3294

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Phone: 561-514-0936

Fax: 561-514-0832

As soon as practicable after this Registration Statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(1)	2,000,000	$0.02(2)	$40,000	$4.65

(1)

Represents the amount, and maximum aggregate value, of common stock which we may put to Dutchess Opportunity Fund, II, LP pursuant to the terms of an Investment Agreement between Dutchess and the Registrant dated March 12, 2012.  In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 based on the average of the high and low prices as reported on the OTC Markets Group, Inc.- OTC Pink No Information on March 1, 2012 (the last day our stock was traded), which was $0.02 per share.

_________________________________________

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus, subject to completion, dated March____ 2012

OMEGA COMMERCIAL FINANCE CORPORATION

2,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 2,000,000 shares of the common stock, par value $0.01 per share, of Omega Commercial Finance Corporation, a Wyoming corporation (the “Common Stock”), by the selling stockholder, Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess” or “selling stockholder”).  Such shares are subject to the terms of an Investment Agreement with Dutchess dated March 12, 2012 pursuant to which we have the right to “put” to Dutchess (the “Put Right”) up to $25 million in shares of our common stock (the “Investment Agreement” or “Equity Line”).

We will not receive any proceeds from the resale of the shares of Common Stock offered by Dutchess. We will, however, receive proceeds from the sale of shares to Dutchess pursuant to the Equity Line. When we put an amount of shares to Dutchess, the per share purchase price that Dutchess will pay to us with respect to such put will be determined in accordance with a formula set forth in the Investment Agreement. Generally, with respect to each put, Dutchess will pay us a per share purchase price equal to ninety-five percent (95%) of the lowest daily volume weighted average price of our common stock during the five (5) consecutive trading day period beginning on the trading day immediately following the date of delivery of the applicable put notice.

Dutchess is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit.

We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement, provided, however, we will not be required to pay any underwriters' discounts or commissions relating to the securities covered by the registration statement.

Our common stock is quoted on the OTC Markets Group, Inc.- OTC Pink No Information (“Pink Sheets”) and trades under the symbol “OCFN.PK”.  As described below, there have been minimal recent public quotations of our common stock on the Pink Sheets. There has never been an active public market for our common stock, and the shares are being offered in anticipation of the development of a secondary trading market. However, on: (i) March 1, 2012 there was a reported sale of 10,000 shares for $0.02 per share, (ii) February 28, 2012 there was a reported sale of 2225 shares for $0.02 per share, (iii) February 17, 2012 there was a reported sale of 200 shares for $0.02 per share, (iv) February 10, 2012 there was a reported sale of 2000 shares for $0.049 per share, and (v) February 9, 2012 there was a reported sale of 15,225 shares for $0.053 per share. These sales were the only sales over the past month and do not reflect the emergence of an active market in our common stock.  On March 12, 2012, the closing bid price of our common stock was $0.0055.

It is not possible to determine the price to the public in any sale of the shares of Common Stock by the selling stockholder and the selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling stockholder will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling stockholder will pay any underwriting discounts and commissions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE ___FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information from that contained in this prospectus.  The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by the selling stockholder.  However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right.

________________________________

The date of this prospectus is March __, 2012.

Prospectus Summary

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.”  References to “Omega,” “our,” “our company,” “us,” or “the Company” refer to Omega Commercial Finance Corporation and its subsidiaries, unless the context indicates otherwise.

About Us

We were incorporated in the state of Wyoming on November 6, 1973 under the name DOL Resources, Inc.  From inception until October 2002, our primary business activity was the acquisition, disposition, commercialization and/or exploration of interests in oil, gas and/or coal properties.  In October 2002, we sold all of our oil and gas properties to Glauber Management Company whereupon we ceased any business operations and became a development stage company, whose activities were limited to that of a shell company seeking to merge with or acquire an operating business.

On August 1, 2007 we changed our name to Omega Commercial Finance Corporation.

On September 14, 2007, we entered into a Stock Purchase Agreement and Share Exchange with Omega Capital Funding LLC, a Florida limited liability company (“Omega Capital”) pursuant to which we acquired 100% ownership of Omega Capital as previously disclosed in our Form 8-K filed on September 20, 2007 as subsequently amended by our Form 8-K/A filed on October 29, 2007 (the “Reorganization”).  After the Reorganization, our business operations consisted of those of Omega Capital.  Prior thereto since 2002, we were a non-operating shell company with no revenue and minimal assets.  As a result of the Reorganization, we were no longer considered a shell company.

Since the Reorganization in September 2007, our business operations, through various subsidiaries, have been directed primarily on offering financing to the real estate markets in the United States.  We provide short and medium term loans to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords, and owners of core and non-core assets.  We focus on various alternative commercial real estate financings with an emphasis on loans secured by commercial real estate and also on financing non-core assets, including ground up developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates.  The loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity, and other equity participation financing structures.  Our operations are based primarily in Miami, Florida.

Our common stock is quoted on the OTC Markets Group, Inc. - OTC Pink No Information (“Pink Sheets”) and trades under the symbol “OCFN.PK”.  The last reported sale price of our common stock on the Pink Sheets was on March 1, 2012 for $0.02 per share.  On March 12, 2012, the closing bid price of our common stock was $0.0055.

About This Offering

This prospectus relates to the resale of up to 2,000,000 shares of our common stock by Dutchess. The Investment Agreement with Dutchess provides that Dutchess is committed to purchase up to $25 million of our common stock over the course of 36 months. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement.  A maximum number of shares may be issued under the Equity Line at per-share prices set at ninety-five percent (95%) of the lowest daily volume weighted average price (“VWAP”) of our common stock during the five (5) consecutive trading day period beginning on the date of delivery of the applicable put notice (such five-day period may be referred to as the “Pricing Period”).

The Investment Agreement is further described below under the heading, “Investment Agreement and Registration Rights Agreement”.

SUMMARY OF THE OFFERING

Shares of common stock offered by selling stockholder:	2,000,000 shares of common stock

Common stock outstanding before the offering:	32,885,900 shares of common stock

Common stock outstanding after the offering:	34,885,900 shares of common stock.

Use of proceeds:

We will not receive any proceeds from the sale of the shares by selling stockholders. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement.  The proceeds received under the Investment Agreement will be used for payment of general corporate and operating expenses.

Risk factors:

You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page __ and all other information set forth in this prospectus before investing in our common stock.

OTC Markets Group, Inc. Symbol:	OCFN.PK

Investment Agreement and Registration Rights Agreement

We entered into the Investment Agreement with Dutchess on March 12, 2012.  Pursuant to the Investment Agreement, Dutchess committed to purchase up to $25 million of our common stock, over the course of 36 months.  The aggregate number of shares issuable by us and purchasable by Dutchess under the Investment Agreement is limited by the dollar amount sold, in this instance no more than $25 million, and will depend upon the trading price of our shares.

We may draw on the Equity Line from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum amount that we are entitled to put in any one notice is the greater of (i) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the date of delivery of the applicable put notice, multiplied by the average of the closing prices for such trading days or (ii) $250,000. The purchase price shall be set at ninety-five percent (95%) of the lowest daily VWAP of our common stock during the Pricing Period.  However, if, on any trading day during a Pricing Period, the daily VWAP of the common stock is lower than the floor price specified by us in the put notice, then we reserve the right, but not the obligation, to withdraw that portion of the put amount for each such trading day during the Pricing Period, with only the balance of such put amount above the minimum acceptable price being put to Dutchess. There are put restrictions applied on days between the put notice date and the closing date with respect to that particular put.  During such time, we are not entitled to deliver another put notice.

In connection with the Investment Agreement, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Dutchess.  Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the SEC covering 2,000,000 shares of the common stock underlying the Investment Agreement within 21 days after the execution of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement.

As we draw down on the Equity Line, shares of our common stock will be sold into the market by Dutchess.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line.  We have no obligation to utilize the full amount available under the Equity Line.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Information Regarding Forward Looking Statements.”  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history upon which an evaluation of our prospects can be made.

We were incorporated in November 1973, but only since September 2007, when we acquired Omega Capital have we been conducting business operations.  Prior thereto until 2002, we had been a shell company with minimal assets and no operations.  Our future operations are contingent upon increasing revenues and raising capital for operations.  Because we have a limited operating history, you will have difficulty evaluating our business and future prospects.  This limited operating history, and the unpredictability of the real estate market, makes it difficult for investors to evaluate our business and future operating results.  An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in the real estate market.  The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

We have a history of losses, our accountants expressed doubts about our ability to continue as a going concern and we need additional capital to execute our business plan.

As of December 31, 2011, we had not yet achieved profitable operations.  We have accumulated losses, a working capital deficiency and we expect to incur further losses in the development of our business, all of which, according to our accountants, casts substantial doubt about our ability to continue as a going concern.  We will require additional funds through the receipt of conventional sources of capital or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations.  We expect our current cash on hand to be sufficient for the three months.  There is no assurance we will be successful in raising additional capital or achieving profitable operations.  Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock.  These actions will result in dilution of the ownership interests of existing stockholders and may further dilute common stock book value, and that dilution may be material.

We have incurred a substantial amount of judgment debt, the affect of which impairs our financial performance and ability to prosper.

We have incurred over $2.3 million of judgment debt due to negative outcomes of the litigation described in the section “Legal Proceedings” and Footnote 9 to our financial statements. This debt negatively affects our financial performance and ability to borrow additional funds.  Consequently, our ability to prosper and implement our business plan is severely hampered.

We depend highly on our current chief executive officer whose unexpected loss may adversely impact our business and with whom we do not have a formal employment agreement.

We rely heavily on the expertise, experience and continued services of Jon S. Cummings, IV, our Chairman and Chief Executive Officer.  We presently do not have an employment agreement with Mr. Cummings and there can be no assurance that we will be able to retain him or, should he choose to leave us for any reason, to attract and retain a replacement or additional key executives.  The unexpected loss of our CEO may have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations.

Most of our investments are highly illiquid therefore we may not be able to liquidate such investments in a timely manner.

Most of our investments are highly illiquid with no established market, and there can be no assurance that we will be able to liquidate such investments in a timely manner.  Although our loans and other investments may generate current income, the return of capital and the realization of gains, if any, from such investments generally will occur only upon the partial or complete realization or disposition of such loan or investment.

Loans made by us may become uncollectible and large amounts of uncollectible debt may materially affect our performance.

The loans made by us are relatively illiquid and substantial risks are involved in making loans. Most, and possibly all, of the loans will not be guaranteed.  We will attempt to use information to help eliminate uncollectible debt resulting from bankruptcy and death, but no assurance can be made that we will be able to do so.  If our debt portfolio contains a large portion of uncollectible debt, our performance may be negatively affected.  In addition, if any borrower defaults on a loan, we may be required to expend monies in connection with foreclosure proceedings and other remedial actions which could adversely affect our performance.  Certain loans may be affected negatively by economic, political, interest rate and other risks, any of which could result in an adverse change in the value of the asset that is used as collateral for the loan.

We intend to obtain credit lines as part of our investment strategy which may substantially increase our risk of loss.

We have anticipated that certain loans will be originated or purchased using leverage available to us, thus increasing both net returns as well as risk.  We are depending on procuring credit facilities to originate loans as part of our investment strategy.  There is no guarantee that we will be able to procure credit facilities on favorable terms or at expected rates.  Although the use of leverage may enhance returns and increase the number of investments that can be made, it may also substantially increase the risk of loss.

Our investment strategy is dependent upon Servicers to originate and administer loans; failure of the Servicers to originate loans in sufficient quantity and quality may cause us to fail to effectively implement our investment strategy

We will be largely dependent upon the Servicers (ie, third-party firms that specialize in Loan origination and servicing) to originate and administer loans in our portfolio.  Should the Servicers fail to originate the loans in sufficient quantity and quality, we will be unable to effectively implement our investment strategy.  Should the Servicer fail to properly administer and service loans, including monitoring borrower’s compliance with the terms of the relevant loan documents, collecting and forwarding loan payments to us, and adequately pursuing and protecting our rights under the loan documents, any such failure could have a material adverse effect on us and our investment operations.  In addition, should any Servicer default on its guaranty, if any, of a borrower’s obligation to repay a loan, such default could have a material adverse effect on us and our investment operations.

In addition to the Servicers, we may retain mortgage brokers to introduce loans to us that satisfy  our investment criteria, and pay commissions to such mortgage brokers based on the value of such loans.  Some of these mortgage brokers may be deemed to be affiliates of management. We believe that all commissions payable to such persons or other affiliates of management will be reasonable and consistent with industry standards.

We may appraise loans at a value that is materially different from the value ultimately realized.

We make and values loans, in part, on the basis of information and data gathered from independent appraisal professionals.  Although we evaluate all such information and data and may seek independent corroboration when appropriate and reasonably available, we are not in a position to confirm the completeness, genuineness or accuracy of such information and data, and in some cases, complete and accurate information may not be available. It is possible that the appraised value of a loan may differ materially from the actual value ultimately realized by us with respect to such loan.

Our loan strategy will likely be concentrated which could lead to increased risk

Due to the nature of our collateralized loan strategy, our portfolio will likely be concentrated in a limited number of loan investments.  Thus, our investors will have limited diversification.  In addition, if we make an investment in a single transaction with the intent of refinancing or selling a portion of the investment, there is a risk that we will be unable to successfully complete such a financing or sale. This could lead to increased risk as a result of having an unintended long term investment and reduced diversification.

We may make investment in foreign countries which may lead to additional risks not inherent to domestic lending.

We may make investments in foreign countries, some of which may prove to be unstable.  As with any investment in a foreign country, there exists the risk of adverse political developments, including nationalization, acts of war or terrorism, and confiscation without fair compensation. Furthermore, any fluctuation in currency exchange rates will affect the value of investments in foreign securities or other assets and any restrictions imposed to prevent capital flight may make it difficult or impossible to exchange or repatriate foreign currency.  In addition, laws and regulations of foreign countries may impose restrictions or approvals that would not exist in the United States and may require financing and structuring alternatives that differ significantly from those customarily used in the United States.  Foreign countries also may impose taxes on us. We will analyze risks in the applicable foreign countries before making such investments, but no assurance can be given that a political or economic climate, or particular legal or regulatory risks, might not adversely affect our investments.

We may make collateralized real estate loans which may subject us to certain risks associated with the real estate industry

We may make loans collateralized by real estate. Therefore, an investment in us may be subject to certain risks associated with the real estate industry in general.  These risks include, without limitation: possible declines in the value of real estate; risks related to general and local economic conditions; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems; casualty or condemnation losses; uninsured damages from floods, earthquakes or other natural disasters; limitations on and variations in rents; and changes in interest rates.  To the extent that our investments, or the assets of underlying or collateralizing our investments, are concentrated geographically, by property type or in certain other respects, we may be subject to the foregoing risks to a greater extent.

If third parties default or enter bankruptcy, we could suffer losses.

We may engage in transactions in securities and financial instruments that involve counterparties.  Under certain conditions, we could suffer losses if counterparty to a transaction were to default or if the market for certain securities and/or financial instruments were to become illiquid.  In addition, we could suffer losses if there were a default or bankruptcy by certain other third parties, including brokerage firms and banks with which we do business, or to which securities have been entrusted for custodial purposes.

We will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

As a result of voluntarily registering our stock on this Registration Statement, we will become obligated to file annual, quarterly and current reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended.  In addition, the Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board have imposed various new requirements on public companies and its registered accountant, including changes in a public company’s corporate governance practices.  We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities of our more time-consuming and costly.  These costs could affect profitability and our results of operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting which, in turn, could harm our business and the trading price of our common stock.

We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting.  In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting.  Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if they are not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.  Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.  If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting at a reasonable assurance level.  Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act. As of the date of this prospectus we do not have an estimate of the costs to the company of compliance with the Act.

We have not yet begun preparing for compliance with Section 404, but we are aware we must do so by strengthening, assessing and testing our system of internal controls to provide the basis for our report.  The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention.  We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future.  Furthermore, as we grow our business, our internal controls will become more complex and will require significantly more resources to ensure our internal controls overall remain effective.  Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.  If we or our auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market's confidence in our financial statements and harm our stock price.

We do not pay dividends on our Common Stock.

We have not paid any dividends on our common stock since our inception and do not anticipate paying dividends in the foreseeable future. We plan to retain earnings, if any, to finance the development and expansion of our business.

We may need additional capital in the future which could dilute the ownership of current stockholders or make our cash flow vulnerable to debt repayment requirements.

Historically, we have raised equity and debt capital to support our operations. To the extent that we raise additional equity capital, existing stockholders will experience a dilution in the voting power and ownership of their common stock, and earnings per share, if any, would be negatively impacted.  Our inability to use our equity securities to finance our operations could materially limit our growth.  Any borrowings made to finance operations could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions, or increases in interest rates on borrowings that are subject to interest rate fluctuations.  If our cash flow from operations is insufficient to meet our debt service requirements, we could be required to sell additional equity securities, refinance our obligations, or dispose of assets in order to meet debt service requirements. There can be no assurance that any financing will be available to us when needed or will be available on terms acceptable to us. Our failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on our growth prospects and our business, financial condition and results of operations.

We may issue preferred stock, which could prevent a change in our control.

Our Articles of Incorporation authorize the issuance of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors.  Accordingly, under the Articles of Incorporation, the Board of Directors, without shareholder approval, may issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights that could adversely affect the voting power or other rights of the holders of our common stock.  The issuance of any shares of preferred stock, having rights superior to our common stock, may result in a decrease in the value or market price of our common stock and could prevent a change in our control.  We have no other anti-takeover provisions in our Articles of Incorporation or Bylaws.  Holders of the preferred stock may also have the right to receive dividends, certain preferences in liquidation and conversion rights.

Risk Factors Related to Our Common Stock

Our Common Stock is quoted on the Pink Sheets, which may limit the liquidity and price of our Common Stock more than if our Common Stock were quoted or listed on the OTC Bulletin Board, the Nasdaq Stock Market or a national exchange.

Our securities are currently quoted on the OTC Markets Group, Inc. - OTC Pink No Information (the “Pink Sheets”), an inter-dealer automated quotation system for equity securities.  Quotation of our securities on the Pink Sheets may limit the liquidity and price of our securities more than if our securities were quoted or listed on the OTC Bulletin Board, the Nasdaq Stock Market or a national exchange.  As a Pink Sheets listed company, we do not attract the extensive analyst coverage that accompanies companies listed on other exchanges.  Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded on the Pink Sheets.  These factors may have an adverse impact on the trading and price of our Common Stock.

The trading price of our common stock may decrease due to factors beyond our control.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies.  These broad market fluctuations may adversely affect the market price of our common stock.  If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall.  These sales also might make it more difficult for us to sell equity, or equity-related securities, in the future at a price we deem appropriate.

The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•

variations in our quarterly operating results,

•

changes in general economic conditions and in the real estate industry,

•

changes in market valuations of similar companies,

•

announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments,

•

loss of a major customer, partner or joint venture participant and

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the addition or loss of key managerial and collaborative personnel.

Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

The Securities and Exchange Commission (the “SEC”) has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

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that a broker or dealer approve a person’s account for transactions in penny stocks, and

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the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

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obtain financial information and investment experience objectives of the person, and

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make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

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sets forth the basis on which the broker or dealer made the suitability determination and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price.  You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  The volatility in our share price is attributable to a number of factors.  First, as noted above, our common shares are sporadically and thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.  Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products and services.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.  Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

The registration and potential sale, pursuant to this prospectus, by the selling stockholder of a significant number of shares could depress the price of our common stock.

Because there is a limited public market for our common stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock.  The presence of short sellers in our common stock may further depress the price of our common stock.

If the selling stockholder sells a significant number of shares of common stock, the market price of our common stock may decline.  Furthermore, the sale or potential sale of the offered shares pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

Rule 144 Related Risk.

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008 that apply to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

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1% of the total number of securities of the same class then outstanding; or

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the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Risk Factors Related to this Offering

We are registering the resale of a maximum of 2,000,000 shares of common stock which may be issued to Dutchess under the Equity Line. The resale of such shares by Dutchess could depress the market price of our common stock.

We are registering the resale of a maximum of 2,000,000 shares of common stock under the registration statement of which this prospectus forms a part.  The sale of these shares into the public market by Dutchess could depress the market price of our common stock.  As of March 12, 2012, there were 32,885,900 shares of our common stock issued and outstanding.  The sale of those additional shares into the public market by Dutchess could further depress the market price of our common stock.

Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Equity Line.

Our Equity Line with Dutchess contemplates our issuance of shares of our common stock to Dutchess, subject to certain restrictions and obligations.  If the terms and conditions of the Equity Line are satisfied, and we choose to exercise our put rights to the fullest extent permitted, our existing stockholders' ownership will be diluted by such sales.

Dutchess will pay less than the then-prevailing market price for our common stock under the Equity Line.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at a 5% discount to the volume weighted average price of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date of delivery of a put notice by us to Dutchess, subject to certain exceptions. Therefore, Dutchess has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Dutchess sells the shares, the price of our common stock could decrease.

We may not be able to access sufficient funds under the Equity Line when needed.

Our ability to put shares to Dutchess and obtain funds under the Equity Line is limited by the terms and conditions in the Investment Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Dutchess at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to put shares to Dutchess to the extent that it would cause Dutchess to beneficially own more than 4.99% of our outstanding shares.

Forward-Looking Statements

Statements in this prospectus may be “forward-looking statements.”  Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions.  These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission.  In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of common stock offered by Dutchess, the selling stockholder.  However, we will receive proceeds from the sale of our common stock to Dutchess pursuant to the Investment Agreement. The proceeds from our exercise of the Put Right pursuant to the Investment Agreement will be used for working capital and general corporate purposes.

Selling Security Holder

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the shares to permit the selling stockholder to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  As of the date of this Prospectus there are 32,885,900 shares of common stock issued and outstanding.

The following table sets forth:

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the name of the selling stockholder,

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the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,

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the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and

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the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer.  The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Beneficial owner	Shares of common stock beneficially owned prior to Offering(1)	Shares of Common stock offered under this prospectus	Shares of common stock beneficially owned after Offering(3)	Percent Ownership After Offering
Dutchess Opportunity Fund, II, LP (2)	0	2,000,000	0	0
TOTAL	0	2,000,000	0	0

(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)  Dutchess is a Delaware limited partnership.  Michael Novielli and Douglas H. Leighton are managing members of Dutchess Capital Management, II, LLC, which is the General Partner of Dutchess Opportunity Fund II, LP with voting and investment power over the shares.

(3)  Pursuant to put right set forth in Investment Agreement.

Plan of Distribution

This prospectus includes 2,000,000 shares of common stock offered by the selling stockholder.  The selling stockholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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short sales after this registration statement becomes effective;

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broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

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through the writing of options on the shares;

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a combination of any such methods of sale; and

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any other method permitted pursuant to applicable law.

The selling stockholder or any of its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder.  The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling stockholder acquired the securities offered hereby in the ordinary course of business and have advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.  If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

Description of Securities to be Registered

As of March 12, 2012, our authorized capital stock consists of 100 million shares of Common Stock, $0.01 par value per share, 32,885,900 of which were issued and outstanding, and 10 million shares of preferred stock, $5.00 par value per share, none of which were issued and outstanding.

Common Stock

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

Our Common Stock is not subject to conversion or redemption and holders of Common Stock are not entitled to preemptive rights.  Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of Common Stock and any participating preferred stock outstanding at that time. Each outstanding share of Common Stock is fully paid and nonassessable.

Preferred Stock

Our Board of Directors has the authority, without action by stockholders, to designate and issue preferred stock in one or more series. The Board of Directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of our Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends paid to the holders of shares of the Common Stock; (b) diluting the voting power of the holders of shares of the Common Stock; (c) impairing the liquidation rights of holders of shares of the Common Stock and (d) delaying or preventing a change in control of the Company without further action by stockholders.

Warrants

None.

Options

None.

Description of Business

Background and History

We were incorporated in the state of Wyoming on November 6, 1973 under the name DOL Resources, Inc.  From inception until October 2002, our primary business activity was the acquisition, disposition, commercialization and/or exploration of interests in oil, gas and/or coal properties.

On March 6, 1975, we filed with the state of Wyoming Articles of Amendment to our Articles of Incorporation pursuant to which, in part, we increased our authorized common stock to 25 million shares, $0.01 par value per share.

On March 26, 2001, we filed with the state of Wyoming Articles of Amendment to our Articles of Incorporation pursuant to which we increased our authorized common stock to 100 million shares, $0.01 par value per share and authorized 10 million shares of blank check preferred stock, $5.00 par value per share.

Effective October 1, 2002, we sold all of our oil and gas properties to Glauber Management Company whereupon we ceased any business operations and became a development stage company, whose activities were limited to that of a shell company seeking to merge with or acquire an operating business.

On August 1, 2007 we filed with the Securities and Exchange Commission (the “SEC”) a Form 8-K in which we reported that : (i) Jon S. Cummings , IV acquired over 50% of our common stock, (ii) Mr. Cunnings was appointed as our President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary, (iii)  Joseph Meuse resigned as a member of our Board of Directors and as our President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary, and (iv) we have changed our name to Omega Commercial Finance Corporation.

On August 1, 2007, we filed with the state of Wyoming Articles of Amendment to our Articles of Incorporation changing our name to Omega Commercial Finance Corporation.

On September 14, 2007, we entered into a Stock Purchase Agreement and Share Exchange with Omega Capital Funding LLC, a Florida limited liability company (“Omega Capital”)  pursuant to which we acquired 100% ownership of Omega Capital as previously disclosed in our Form 8-K filed on September 20, 2007 as subsequently amended by our Form 8-K/A filed on October 29, 2007 (the “Reorganization”).  After the Reorganization, our business operations consisted of those of Omega Capital.  Prior thereto since 2002, we were a non-operating shell company with no revenue and minimal assets.  As a result of the Reorganization, we were no longer considered a shell company.

On September 20, 2007 we filed with the SEC a Form 8-K (as amended on October 29, 2007) in which we reported: (i) that we acquired 100% of the equity of Omega Capital Funding, LLC, a Florida limited liability company, (ii) a change in our control, (iii) a change in our auditors, and (iv) that we were no longer a shell company.

On February 14, 2008 we filed a Registration Statement on Form S-1, which S-1 was withdrawn as reported in our Registration Withdrawal Request filed on March 11, 2008.

On March 17, 2008 we filed a Form 8-K in which we reported the appointment of our new slate of directors and the amendment to our bylaws eliminating the restriction capping the number of directors to three.

On July 2, 2008 we filed a Form 8-K in which we reported that we entered into an Agreement for Share Exchange to acquire 100% of the capital stock of 21 Miami Oceans International Limited, a Belize Corporation.

On July 8, 2008 we filed a Form 8-K in which we reported that we rescinded the agreement to acquire 21 Miami Oceans International Limited as reported in our Form 8-K filed on July 2, 2008.

On July 15, 2008 we filed a Registration Statement on Form S-1, which S-1 was withdrawn as reported in our Registration Withdrawal Request filed on April 20, 2009.

On July 18, 2008 we filed a Form 8-K in which we reported that we entered into an Agreement for Share Exchange to  acquire 100% of the capital stock of 21 Miami Oceans International Limited.

On July 18, 2008 we filed a Form 8-K in which we reported that we entered into an Agreement for Share Exchange to  acquire 100% of the capital stock of 21 Miami Oceans International Limited.

On February 2, 2009 we filed a Form 8-K/A in which we reported that on July 17, 2008 we closed on the transaction with 21 Miami Oceans International Limited as reported in our Form 8-K filed on July 18, 2008.

On February 25, 2009 we filed a Form 8-K in which we reported that we have signed a letter of intent to acquire 100% ownership of 3.9 acres of beachfront property located in Puerto Penasco, Mexico.

On February 25, 2009 we filed a Form 8-K in which we reported that we entered into an Agreement for Share Exchange to  acquire 100% of the equity of BBB Developments Mexico Developments Mexico S de RL de CV, a Mexican limited liability company which, in turns, owns the property described in our Form 8-K filed also on February 25, 2009.

The Agreements to acquire 21 Miami Oceans International Limited and BBB Developments Mexico as described above were never consummated and have been abandoned.

On September 15, 2009 we filed a Form 15 terminating our SEC registration and obligation to file reports thereunder

Our common stock is quoted on the OTC Markets Group, Inc. - OTC Pink No Information (“Pink Sheets”) and trades under the symbol “OCFN.PK”.  The last reported sale price of our common stock on the Pink Sheets was on March 1, 2012 for $0.02 per share.  On March 12, 2012, the closing bid price of our common stock was $0.0055.

Overview

Since the Reorganization in September 2007, our business operations, through various subsidiaries, have been directed primarily on offering financing to the real estate markets in the United States.  We provide short and medium term loans to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords, and owners of core and non-core assets.  We focus on various alternative commercial real estate financings with an emphasis on loans secured by commercial real estate and also on financing non-core assets, including ground up developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates.  The loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity, and other equity participation financing structures.  Our operations are based primarily in Miami, Florida.

Our website is www.omegapublic.com.

Plan of Operations

Our core investment objective is to achieve advantageous yields and consistent interest income by providing short and medium term loans (“Loans”) to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords and owners of core assets described (collectively, “Borrowers”). We invest in various financing programs with an emphasis on Loans secured by commercial real estate such as core assets that include office buildings, multi-family residences, shopping centers, industrial, and hotels, as well as asset backed loans such as secured by account receivables from established companies.  The Loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity and other equity participation financing structures, and in the case of specialty financing for the factoring a standard UCC-1 filing procedure.

We follow a “conservative lending” profile for our investments. Our financeable assets will be normally used to originate low leveraged first lien senior debt mortgage loans and high Debt Service structured financing programs, as opposed to riskier, less secure mezzanine or equity positions.  We will maintain approximately 70% of our loan portfolio in first lien senior debt mortgage loans.

Many times when a company decides to pursue new opportunities, they find that the barriers of entry are often high or unattainable. Typically, this is due to a lack of capital and the proper advisory services and solutions necessary for these companies to achieve their business potential.  We were organized as a publicly traded commercial real estate lending holding company primarily for the purpose of underwriting or investing in loans and/or specialty financing programs backed or secured by real estate or other types of related or assets or equity interests.

Regardless of the type of Loan, our investment focus is on earning rates of return that exceed the commensurate level of risk associated with each Loan and specialty financing program.  We have utilized proven 3rd party relationships to independently assess the value, volatility, and adequacy of the collateral for each Loan to assure that all Loans made are appropriately collateralized.  As part of our assurance procedures, our 3rd party independent asset loan manager will assess the ease of repossessing and disposing of collateral for each loan. We ensure that underlying loans will have adequate insurance. The standard securitization underwriting protocols and criteria is what is used by our third party firms and are part of the credit assessment prior to the final approval for any investment.

We have authority to invest in a wide variety of securities, loans, and real estate related investments, domestic or foreign, of all kinds and descriptions, whether publicly traded or privately placed, including but not limited to common and preferred stocks, bonds and other debt securities, direct ownership interests in real estate, interests in real estate investment funds, loans of all kind (including luxury residential loans and other loans described herein), accounts receivable, notes, convertible securities, limited partnership interests, limited liability company interests, mutual fund shares, options, warrants, derivatives, currencies, monetary instruments and cash and cash equivalents.  We do not trade commodities or financial futures on our behalf.

Investment Objectives and Strategy

Our core investment objective is to achieve advantageous and consistent rates of return by providing short and medium term Loans to Borrowers when traditional financing is unavailable to such Borrowers for acquisitions, refinancing of commercial property loans and asset backed loans.  We invest in various alternative commercial real estate financings with an emphasis on Loans secured by commercial real estate and also seeks to invest in financing of core assets that include office buildings, multi-family residences, shopping centers, and hospitality, plus a few ground up entitled land developments. The Loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity and other equity participation financing structures.  We follow a conservative loan profile for our investments, which means Low LTV’s and High DSCR’s.  Our financing of assets are normally used to originate first lien, senior debt mortgage loans and specialty financing programs as opposed to riskier, yet much more profitable, and less secure mezzanine or equity positions.  We plan to maintain approximately 70% of our loan portfolio in first lien senior debt mortgage loans and 30% for subordinate debt and equity.

With respect to asset backed loans, we will prudently originate, receivable based lines of credit better known as factoring. That will assist small to medium sized business owner resolve their short term working capital needs. This division is supported by a proven back office underwriting, due diligence, sales, marketing, servicing, training, and collections staff. This division will utilize state of the art software that will allow make it capable for facilitating and organizing a seamless stream of productions. An immediate use of prudent leverage that will be made available to the division up to 6(x) times will maximize our capital. This in turn will allow us to create capitalization models that offer us High Yielding loans with short terms. This is due to the ability of this financing product to garner high returns and turnover of the deployed capital, and this is secured by the receivables of established company such as a Wall Mart, GM, Best Buy, etc. Upon availability of capital to the division, the subsidiary can begin to access an existing receivable-based auction company providing millions of dollars of prospective factoring clientele Through the integrity of our knowledgeable back office team, we can address any small businesses owner’s short-term cash flow needs.  The program will also provide non-recourse factoring to clients.

Use of Loan Servicers

In carrying out our investment strategy, we may seek out and utilize third-party firms (“Servicers”) that specialize in Loan origination and servicing.  We perform due diligence on each Servicer in order to evaluate the firm’s experience and expertise in making loans that satisfy investment criteria. Upon completion and review of the due diligence process, those firms that meet the investment criteria will be eligible to enter into Loan origination and servicing agreements with us.

Use of Other Third Party Feasibility and Evaluation Providers

We utilize various third party organizations that provide services in connection with the implementation of its investment program and important services such as evaluation and feasibility services, closing and escrow services and fund administration services.

Sale of Participations

In the discretion of management, we may sell participation rights in the loans to other entities.

THE COMMERCIAL REAL ESTATE LENDING PRODUCT

By originating commercial real estate loans with proven and standard securitization underwriting criteria, we can enhance its balance sheet with gainful long-term assets that also allow for instantaneous income.  Operationally, management believes the CMBS-style loans that its' sales force consisting of highly regarded mortgage brokers will produce for us to originate, is currently estimated to be a volume of up to $100 Million Dollars.  Strategically, we feel with its unblemished balance sheet coupled with the ability to raise this capital combined with utilizing a loan diversifying approach for its originations, it is a fundamentally solid and proven business model.  The commercial real estate mortgage and securitization markets have suffered greatly in recent years beginning with a US banking financial market crisis, which collectively pushed the U.S. towards a steep recession starting in late 2008.

However in terms of forward thinking, we along with industry pioneers and market leaders within the industry, feel the CMBS-style loan landscape has now stabilized in select CBD’s and there are extremely attractive opportunities for deploying capital.  Thus, we will focus on positioning the company to seize this opportunity within this market.  In order to augment its operations & create a sound, proven back-office, we have hired top securitization, CRE, and financial-market loan processors as well as underwriters, credit analyst, and servicing organizations. These partners are some of the most successful 3rd party authorities emerging from this sector.

As noted earlier, this model is being used by some of the top-level CMBS players.  However to compete and succeed within this industry, we have vetted and designed a proprietary pricing & lending model from the direct contribution of its aligned partners who have a pulse on this particular lending sector of the market.  This lending model and strategic positioning will allow for us to successfully compete rather well and immediately.

From an opportunistic approach, our balance sheet has not experienced the distress like our competition nor do we have toxic assets impeding us from strategically positioning ourselves for the future. Through our lending subsidiary we can build a long term cash flowing balance sheet by using prudent underwriting criteria. Furthermore, we intend to formulate an influential board of directors.  The directors will be required to have a comprehensive background in the following sectors: structured finance, commercial real estate mortgage banking, CRE asset management, and other related financial or accounting expertise. More importantly, the board will be part of the Loan Committee in addition to a separate Advisory Board Financial Audit Committee that will be formed.

KEY OPERATIONAL HIGHLIGHTS

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The overall core property CRE lending market is vast and global pushing well above a trillion dollars so there is plenty of business to go around and grow the company.

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This lending model will allow for smaller increments of loans designed for quicker closings to permit investors to monitor development of the ongoing balance sheet and enable us to achieve milestone.

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 Trepp.com a top CMBS research firm believes this CMBS style loan market is currently estimated to be valued at $750 Billion Dollars with $250 Billion Dollars of underlying mortgages maturing between now and 2014.

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Seasoned commercial real estate, securitization specialist have been hired to coordinate our loan underwriting model centered on mitigating loan-loss risks and to perform all other related and required 3rd party due diligence

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Since the securitization industry has standardized the underwriting criteria, it will allow for each hired 3rd party organization and the back office operations to integrate and exchange information effectively & efficiently.

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Low cost and prudent leverage is available to us for these type of loan originations

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We feel this strategy coupled with a CRE investment banker’s expertise, our public platform, and prudent determination to become a leading small cap growth company in this lending market could add significant value to us and our current market price moving forward.

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We shall be presented CMBS-style loan originations generated from their proven and well-experienced loan processing sales force as well as from top-rated REITS.

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We shall utilize our own internal industry knowledge as well as its strategic partners’ extensive loan origination, structuring, and closing experience to serve our needs to grow the top-line.

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We have hired RR Donnelley for our preliminary 3rd party securitization credit, underwriting, and due diligence analysis of the CMBS-style loans and hired Berkadi Mortgage Servicing to administer all post-loan closing functions, such as the management of the Lock-Box for all Interest Income Payments that are due to us.

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These experienced industry veterans have all contributed to the creation of this loan strategy, which has yielded us immediate loan production of quality loans.

The Commercial Real Estate Market Forecast

The forecast of the commercial real estate finance markets projects originations of commercial property mortgages will hit $230 billion in 2012, an increase of 17 percent from 2011 volumes, and continue to rise to $290 billion in 2015.  Commercial mortgage debt outstanding is expected to also grow in 2012, ending the year above $2.4 trillion, two percent higher than at the end of 2011.  By the end of 2015, mortgage debt outstanding is forecast to exceed $2.5 trillion. In general, the U.S. CRE market appears to be on a gradual but uneven path to recovery, with increased capital availability, transactions, and improved fundamentals will allow us to be prudently competitive.

Competition

A number of much larger proven commercial real estate lenders such as JP Morgan, Bank of America, and Goldman, currently have established operations with large balance sheets and back office staff.  However, we are a non-banking institution and are not regulated like the larger banks or typical CMBS lender in that we are not “pigeon holed” into immediately securitizing our assets. Rather we elect to use the standardized securitization underwriting characteristics to originate its loans, consequently to mitigate liquidly-risk (i.e. recapitalization) with the ability to hold these loans on the un-tainted balance sheet in order to garner stable instantaneous income to yield strong growth and market share.

Finally, upon closing a minimum of $5 million dollars of loans, we can apply to be listed on the AMEX or other national stock exchange enabling the investors to have robust liquidity and more importantly will allow for us to implement additional proven, balance sheet, capital markets growth-strategies to compete with top tier financial firms like CapitalSource Inc, Goldman Sachs Commercial Real Estate, Morgan Stanley Real Estate, JP Morgan Chase, etc.

ASSET BACKED FINANCING KEY OPERATIONAL HIGHLIGHTS

Our factoring division understands that business does not always go as planned; therefore we will work with clients to get them realigned financially with viable solutions for optimum profitability. Key among the services provided through this division, is a line of factoring products.

In addition, we will deploy capital for participation in a proven “auctioned based account receivable program” from The Receivable Exchange Inc that will provide consistent revenue generation. This program allows businesses to sell their receivables to a global network of institutional investors and access working capital in as little as three days.  This is in contrast to typical remittance terms of 48 to 180 days being offered for factoring services, thus providing this division with an immediate competitive advantage. Additionally, in order to qualify for this platform through most institutions, they must have a minimum of $5 million in capital.  This too, offers a captive market for the majority of smaller to medium sized factoring companies that have been eliminated from conventional consideration. The factoring division will be operating in tandem with larger financial institutions.  The capital from this offering fortified by our access to the capital markets, plus experienced due diligence operations in place, gives us a formidable financial platform.

Ours main product will be Advance factoring, which enables clients to turn accounts receivable into cash-on-hand with secured working capital loans.  Accounts receivable, inventory or other assets such as real estate, equipment and intellectual property can secure the factoring division’s working capital loans.  Advance rates are determined based on analysis of appropriate metrics for each collateral class (e.g. accounts receivable dilution, assessed value of tangible assets)

Loan Production Relationships

We have strategically aligned ourselves with top commercial real estate mortgage bankers to utilize their vast production sales with Producers across the country. They have experienced loan origination back office staff to ensure our commercial real estate financing loan product is appropriately and professionally being marketed. Also, management has a proprietary database of 50 to 100 mortgage bankers to market their loan product to and generate loan production internally for consistent deal flow and have the option to hire a sales (production) force.

Underwriting & Due Diligence Relationships

We have engaged RR Donnelly to administer and implement the due diligence process and streamline our underwriting back office functions. To date, they have provided these services to others for more than one million commercial real estate assets throughout the United States, Canada, Europe, Asia and Latin America. Those deals represent a combined $550 billion and involve some of the largest private CMBS issuances ever completed.  Their services will enable us to fully utilize their experience to deliver comprehensive, accurate, third-party reviews supporting pre-sale and post-sale financing transactions. Armed with this transparent information, we and more importantly our investor’s/shareholders are ultimately able to make informed and sound decisions.

Loan Servicing Relationships

We have hired Berkadi Commercial Mortgage Master Service, which is a leading provider of commercial loan servicing, special servicing and asset management services with proven track record and high ratings. We will utilize their advanced technology that will provide an intergraded and streamlined post-closing back office platform, by minimizing any overlapping operational functions that could reduce cost and make our loans over time worth more.

The Factoring Back Office Relationships

We as of January 2011 bought a 20-year-old turnkey factoring franchise operation from Liquid Capital for $50,000 that offers proven factoring marketing support and back office operations support staff. This support consists of due diligence, underwriting, servicing, and collection under our brand, Omega Factoring LLC. In addition, the franchise agreement offers access to an approved credit facility providing us with leverage for capital up to a multiple of 6. There is a $250,000 minimum requirement to utilize the credit facility.  Our main product will be Advance factoring, which enables clients to turn account receivables into cash-on-hand with secured working capital loans.  These loans can be secured by account receivables, inventory, or other assets such as real estate,, equipment, and intellectual property.  Advance rates are determined based on analysis of appropriate metrics for each collateral class (e.g. accounts receivable dilution, assessed value of tangible assets).

Co-Investments and Participation with Established Organizations

We from time to time will co-invest and or syndicate participation interest in loans as the administrative agent or buying participation interest.  We will only employ this strategy with seasoned well-established organizations in the commercial real estate lending industry such as private trusts, real estate financing institutions, mutual funds, pension funds, investment houses, or hedge funds of fund. This will allow us to participate in well-structured transactions with organizations with proven track records involving originating, underwriting, and servicing.

Employees

We have no employees.  We will rely on third party commercial real estate professional in areas such as credit, underwriting, due diligence, and loan servicing, plus a team of seasoned commercial real estate attorneys to secure our assets.  We will rely on proven mortgage bankers to generate production for stabilized commercial property loans. The underwriting and due diligence will be supervised by RR Donley, a company that has completed loan underwritings in the billions of dollars.

Description of Property

Our principal executive offices are located at 1000 5th Street, Suite 200, Miami Beach, FL 33139 and our telephone number is (305) 704-3294.  The term of the lease is month to month and our monthly rent is $563.

Legal Proceedings

Other than as set forth below, there are no material pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such actions against us are contemplated or threatened.

The following is summary information on the cases against us or our affiliates.

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Jorge Ramos v. Omega Capital Funding, LLC, et. al.   In the 11th Judicial Circuit in and for Miami-Dade County, Florida.  Case No.: 07-38288 CA 09.  This matter resulted in a summary judgment against the Defendants on September 25, 2009 for $85,000.  The judgment accrues interest at 8% annually and has yet to be satisfied.

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Sebaco Siete, S.A. v. Omega Realty Partners, L.L.C., et. al.  In the 11th Judicial Circuit in and for Miami-Dade County, Florida.  Case No.: 06-11204 CA 13.  This matter resulted in a default final judgment against the Defendants in March 2008 for $1,564,832 plus fees and costs.  The judgment accrues interest at 11% annually and has yet to be satisfied.

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Luxury Home, LLC v. Omega Commercial Finance Corporation, et. al.  In the Superior Court of Arizona, Maricopa County, Arizona. Case No.: CV2011-004554.  This breach of contract matter resulted in a default judgment against the Defendants in 2012 for $651,113 plus fees and costs.  The judgment accrues interest at 4.25% annually and has yet to be satisfied.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

We were incorporated in the state of Wyoming on November 6, 1973 under the name DOL Resources, Inc.  From inception until October 2002, our primary business activity was the acquisition, disposition, commercialization and/or exploration of interests in oil, gas and/or coal properties.  In October 2002, we sold all of our oil and gas properties to Glauber Management Company whereupon we ceased any business operations and became a development stage company, whose activities were limited to that of a shell company seeking to merge with or acquire an operating business.

On September 14, 2007, we entered into a Stock Purchase Agreement and Share Exchange with Omega Capital Funding LLC, a Florida limited liability company (“Omega Capital”)  pursuant to which we acquired 100% ownership of Omega Capital as previously disclosed in our Form 8-K filed on September 20, 2007 as subsequently amended by our Form 8-K/A filed on October 29, 2007 (the “Reorganization”).  After the Reorganization, our business operations consisted of those of Omega Capital.  Prior thereto since 2002, we were a non-operating shell company with no revenue and minimal assets.  As a result of the Reorganization, we were no longer considered a shell company.

Since the Reorganization in September 2007, our business operations, through various subsidiaries, have been directed primarily on offering financing to the real estate markets in the United States.  We provide short and medium term loans to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords, and owners of core and non-core assets.  We focus on various alternative commercial real estate financings with an emphasis on loans secured by commercial real estate and also on financing non-core assets, including ground up developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates.  The loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity, and other equity participation financing structures.  Our operations are based primarily in Miami, Florida.

Going Concern

As of December 31, 2011, we have not yet achieved profitable operations.  We have accumulated losses since inception, a working capital deficiency and we expect to incur further losses in the development of our business, all of which, according to our accountants, casts substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.  We intend to seek additional funds by equity financing through the Offering and/or related party advances, however there is no assurance of additional funding being available.

RESULTS OF OPERATIONS

Twelve months ended December 31, 2011

compared to twelve months ended December 31, 2010

For the twelve-months ended December 31, 2011, we generated $347,150 in revenues compared to $99,500 in revenues for the twelve-months ended December 31, 2010 for an increase of $247,650. The increase in revenue is a result of enhanced and expanded operations.

Cost of goods sold for the twelve-months ended December 31, 2011 was $234,704 compared to $47,083 for the twelve-months ended December 31, 2010 for an increase of $187,621. This increase was a result of enhanced and expanded operations.

Total expenses increased to $897,756 for the twelve months ended December 31, 2011 from $18,194 for the twelve-months ended December 31, 2010 a net increase of $879,562. The reason for the increase was due to primarily the payment to our CEO for services rendered in exchange for issuance of our common shares valued at $750,000 as well as an increase in expenses associated with becoming more operational.

We generated a net loss of $785,310 for the twelve months ended December 31, 2011 compared to net income of $34,223 for the same period in 2010 due to the circumstances set forth above.

CAPITAL RESOURCES AND LIQUIDITY

On December 31, 2011 we had total assets of $2663 compared to $37,973 on December 31, 2010, a decrease of $35,310.  We had a deficit in total stockholders’ equity of $5,252,114 on December 31, 2011 compared to the deficit of stockholders’ equity of $4,466,804 on December 31, 2010, a decrease in equity of $785,310, which is in part due to the net loss during the past 12 months.

All assets are booked at historical cost.  Management reviews on an annual basis the book value, along with the prospective dismantlement, restoration, and abandonment costs and estimate residual value for the assets, in comparison to the carrying values on the financial statements.

Financing - The Equity Line of Credit.  As a means for financing operations, we have entered into an Investment Agreement/Equity Line of Credit with Dutchess pursuant to which we have the right to “put” to Dutchess up to $25 million in shares of our common stock (i.e., we can compel Dutchess to purchase our common stock at a pre-determined formula).  For a detailed discussion of the Investment Agreement, see the section entitled About This Offering as well as the attendant Risk Factors.

Net cash flow used in operating activities during the twelve months ended December 31, 2011 was $35,310 as compared to net cash flow provided by operating activities of $37,973 for the twelve months ended December 31, 2010.  The decrease by $73,283in cash flows was primarily due a net loss of $785,310, which was offset by non-cash expenses due to the issuance of common shares to officer for services rendered in the amount of $750,000 in 2011.

Cash Requirements

We have not yet achieved profitable operations and expect to incur further losses in the development of our business, the result of which casts substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from business operations when they come due.  We intend to meet our financial needs for operations through ticket sales, sponsorships and merchandise sales; otherwise, we intend to seek additional funds by equity and/or debt financing and/or related party advances.  However there is no assurance of additional funding being available.  As of December 31, 2011 we had cash and cash equivalents of $2,663.

We have financed operations through the collections of accounts receivable and sales, as well as loans by officers and raising additional capital via debt and/or equity funding.  Our future capital requirements will depend on numerous factors, including the profitability of operations and our ability to control costs. We believe that our current assets will be sufficient to meet our operating expenses and capital expenditures in the near term. However, we cannot predict when and if any additional capital contributions may be needed and we may need to seek one or more substantial new investors. New investors could cause substantial dilution to existing stockholders.

There can be no assurances that we will be successful in raising additional capital via debt and/or equity funding, or that any such transactions, if consummated, will be on terms favorable to us.  In the event that additional capital is not obtained from other sources, it may become necessary to alter development plans or otherwise abandon certain ventures.

If we need to raise additional funds in order to fund expansion, develop new or enhanced services or products, respond to competitive pressures or acquire complementary products, businesses or technologies, any additional funds raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of ours Common Stock.

In the next twelve months, the company's goal is to achieve profitable operations through ticket sales, sponsorship and merchandise sales. Over the next 24 months the company's focus is on expanding our client base, as well as obtaining new sponsors, and increasing tickets sales, while potentially seeking a strategic acquisition.

We do not currently have any contractual restrictions on our ability to incur debt and, accordingly we could incur significant amounts of indebtedness to finance operations. Any such indebtedness could contain covenants which would restrict our operations.

Off-Balance Sheet Arrangements.

We currently do not have any off-balance sheet arrangements.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is quoted on the OTC Markets Group, Inc. - OTC Pink No Information (“Pink Sheets”) and trades under the symbol “OCFN.PK”.  As described below, there have been minimal recent public quotations of our common stock on the Pink Sheets. There has never been an active public market for our common stock, and the shares are being offered in anticipation of the development of a secondary trading market. However, on: (i) March 1, 2012 there was a reported sale of 10,000 shares for $0.02 per share, (ii) February 28, 2012 there was a reported sale of 2225 shares for $0.02 per share, (iii) February 17, 2012 there was a reported sale of 200 shares for $0.02 per share, (iv) February 10, 2012 there was a reported sale of 2000 shares for $0.049 per share, and (v) February 9, 2012 there was a reported sale of 15,225 shares for $0.053 per share. These sales were the only sales over the past month and do not reflect the emergence of an active market in our common stock.  On March 12, 2012, the closing bid price of our common stock was $0.0055.

The following table reflects the high and low bid information for our common stock for the period indicated. The bid information was obtained from the OTC Markets Group, Inc.  and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Quarter Ended	Bid High	Bid Low
Fiscal Year 2011
December 31, 2011	$0.05	$0.005
September 30, 2011	$0.10	$0.031
June 30, 2011	$0.07	$0.0023
March 31, 2011	$0.013	$0.0018
Fiscal Year 2010
December 31, 2010	$0.015	$0.005
September 30, 2010	$0.014	$0.0015
June 30, 2010	$0.014	$0.005
March 31, 2010	$0.01	$0.006

As of March 12, 2012, there were approximately 32,885,900 shares of common stock issued and outstanding and there were 2489 holders of record of our common stock.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth the name, age and position of each person who is a director or executive as of the filing of this registration statement.

Name	Age	Positions and Offices to be Held

Jon S. Cummings, IV	41	Director, Chief Executive Officer, Chief Financial Officer
Clarence Williams	67	Director

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.  All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Our Board of Directors appoints officers annually and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

Jon S. Cummings, IV is the Company’s Chief Executive Officer, President, Chief Financial Officer and member of the Board of Directors.  Jon is responsible for the day to day operation of the Company including communications to employ additional personnel in the future, such as real estate analyst, surveyors, licensed appraiser, and real estate brokers. Additionally, he is responsible to oversee the internal underwriting department to achieve the maximum value in the origination and lending of the investment proceeds. Jon graduated from Ohio University in 1994 with BS dual major in Pre-Law & History.  Jon spent the majority of is post gradated years working for his father’s company in the construction management and budgeting in the commercial real estate development and residential building industry.  Jon had overseen an estimated one hundred plus million dollars of projects both internationally and domestically.

Clarence Williams is a member of the Company’s Board of Directors.  Mr. Williams has 45 years of demonstrated experience in business administration and management. He retired from the City of Dayton as Chief Executive to the Dayton City Council. During that tenure of 32 years of service, his responsibilities included the review and the assessment of the city's 800 million dollar general and enterprise fund budgets.  Mr. Williams has facilitated workshops and training seminars across the country and in Russia, Israel, Zimbabwe, Zambia, Liberia, and South Africa. He has served on numerous boards for government entities and non-profit organizations. Mr. Williams has a Bachelor of Science degree in Business Management and a MBA graduate degree. He was selected as a George Washington University Fellow; Elliott School of International Affairs and focused on international global economic development opportunities. He was certified at the Senior Executive Institute, University of Virginia.

Employment Agreements

We have not entered into employment agreements with any of our executive officers.

Board of Directors

Our Board of Directors currently consists of two (2) members. Our Bylaws provide that our board shall consist of not less than one (1) with a maximum as determined by the board or the stockholders. The terms of directors expire at the next annual shareholders’ meeting unless their terms are staggered as permitted in our bylaws. Each shareholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected. Shareholders do not have a right to cumulate their votes for directors.

Director Compensation

Currently, we do not pay our directors any cash or other compensation. In the future, we may consider appropriate forms of compensation, including the issuance of common stock and stock options as compensation.

Committees

To date, we have not established a compensation committee, nominating committee or an audit committee.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the registrant's officers and directors, and persons who own more than 10% of a registered class of the registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish the registrant with copies of all Section 16(a) forms that they file.

Executive Compensation

The following table sets forth the compensation on an annualized basis for fiscal years ending December 31, 2011 and 2010 that will be earned by our named executive officers.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jon S. Cummings, IV, CEO	2011
	2010

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Jon S. Cummings, IV, CEO	0	0	0	0	0	0	0	0	0

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of March 12, 2012 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five percent, (ii) each of our executive officers and directors, and (iii) our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
	Common stock	Common stock
Jon S. Cummings, IV c/o Omega Commercial Finance Corporation 1000 5th Street, Suite 200, Miami, Florida 33139	3,275,100	10%
Clarence Williams c/o Omega Commercial Finance Corporation 1000 5th Street, Suite 200, Miami, Florida 33139	25,000	Less than 1%
Directors and Officers as a group (2 persons)	3,300,100	10%

(1)  Based on an aggregate of 32,885,900 shares of common stock outstanding as of March 12, 2012.

Certain Relationships and Related Transactions, and Corporate Governance

In October 2011, we issued 15,000,000 shares of common stock to our CEO in exchange for $750,000 in services rendered, valued at the closing stock price at the date of issuance.  In February 2012 the CEO returned to us for retirement 13,000,000 of said shares.

Where You Can Find Additional Information

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Omega Commercial Finance Corporation filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC's Internet website at http://www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Wyoming Business Corporation Act (“WBCA”).  The WBCA, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The WBCA provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Legal Matters

The validity of the common stock offered hereby will be passed upon by Legal & Compliance, LLC, West Palm Beach, FL.

Experts

The financial statements appearing in this prospectus and registration statement on Form S-1 have been audited by Bongiovanni & Associates, CPA’s, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement on Form S-1, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its subsidiaries.

Transfer Agent

Our transfer agent is PacWest Transfer.

Financial Statements

FL Office

7951 SW 6th St., Suite. 216

Plantation, FL   33324

Tel:   954-424-2345

Fax:  954-424-2230

NC Office

19720 Jetton Road, 3rd Floor

Cornelius, NC   28031

Tel:  704-892-8733

Fax:  704-892-6487

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Omega Commercial Finance Corporation

We have audited the accompanying balance sheets of Omega Commercial Finance Corporation as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Omega Commercial Finance Corporation as of December 31, 2011 and 2010 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered an operating loss, has an accumulated stockholders’ deficit, has negative working capital, has a retained deficit, and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Bongiovanni & Associates, CPA’s

Cornelius, North Carolina 28031

February 20, 2012

www.bai-cpa.com

CONTENTS

BALANCE SHEETS	3
STATEMENTS OF OPERATIONS	4
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)	5
STATEMENTS OF CASH FLOWS	6
NOTES TO FINANCIAL STATEMENTS	7-12

OMEGA COMMERCIAL FINANCE CORPORATION
BALANCE SHEETS
AS OF DECEMBER 31, 2011 AND 2010

	12/31/2011	12/31/2010
ASSETS
CURRENT ASSETS:
Cash	$2,663	$37,973
TOTAL CURRENT ASSETS	2,663	37,973

TOTAL ASSETS	$2,663	$37,973

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$7,500	$7,500
Judgments payable	2,300,945	2,300,945
TOTAL CURRENT LIABILITIES	2,308,445	2,308,445

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock ($.01 par value, 100,000,000 shares authorized; 43,885,900 and 28,885,900 common shares issued and outstanding at December 31, 2011 and 2010, respectively)	438,859	288,859
Preferred stock ($5.00 par value, 10,000,000 shares authorized; no preferred shares issued and outstanding at December 31, 2011 and 2010, respectively)	-	-
Additional paid in capital	2,507,473	1,907,473
Retained (deficit)	(5,252,114)	(4,466,804)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(2,305,782)	(2,270,472)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,663	$37,973

The accompanying notes are an integral part of these financial statements

OMEGA COMMERCIAL FINANCE CORPORATION
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	For the Years
	Ended December 31,
	2011	2010
REVENUES:
Sales	$347,150	$99,500
Cost of sales	(234,704)	(47,083)
Gross profit	112,446	52,417

EXPENSES:
Auto	16,034	1,349
Labor	49,383	1,143
Services received from officer in exchange for issuance of shares	750,000	-
Professional fees	15,000	-
Directors' fees	7,847	-
Dues and subscriptions	6,033	-
Rent	10,001	5,333
Other selling, general and administrative expenses	43,458	10,369
Total expenses	897,756	18,194

Income (loss) from operations	$(785,310)	$34,223

Provision for income taxes	-	-

NET INCOME (LOSS)	$(785,310)	$34,223

Basic and fully diluted net income (loss) per common share:	($0.02)	**

Weighted average common shares outstanding	36,385,900	28,885,900

** Less than $.01

The accompanying notes are an integral part of these financial statements

OMEGA COMMERICAL FINANCE CORPORATION
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

			Additional
	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	(Deficit)	Total

Balances, January 1, 2010	28,885,900	$288,859	$1,907,473	$(4,501,027)	$(2,304,695)

Net income for the year ended December 31, 2010	-	-	-	34,223	34,223

Balances, December 31, 2010	28,885,900	$288,859	$1,907,473	$(4,466,804)	$(2,270,472)

Issuance of common shares to officer for services	15,000,000	$150,000	$600,000	$-	$750,000

Net loss for the year ended December 31, 2011	-	-	-	(785,310)	(785,310)

Balances, December 31, 2011	43,885,900	$438,859	$2,507,473	$(5,252,114)	$(2,305,782)

The accompanying notes are an integral part of these financial statements

OMAGE COMMERICAL FINANCE CORPORATION
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(785,310)	$34,223
Adjustments to reconcile net (loss) to net cash provided by operations:
Issuance of common shares to officer for services	750,000	-
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	-	3,750
NET CASH PROVIDED BY OPERATING ACTIVITIES	(35,310)	37,973

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(35,310)	37,973

CASH AND CASH EQUIVALENTS,
BEGINNING OF THE YEAR	37,973	-
END OF THE YEAR	$2,663	$37,973

The accompanying notes are an integral part of these financial statements

OMEGA COMMERCIAL FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Omega Commercial Finance Corporation (formerly known as DOL Resources, Inc.) (the “Company”) is a commercial real estate financing company that also provides asset backed lending services located in the Miami, Florida area. The Company was incorporated in the State of Wyoming on November 6, 1973.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition – The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)

 persuasive evidence of an arrangement exists,

(ii)

 the services have been rendered and all required milestones achieved,

(iii)

 the sales price is fixed or determinable, and

(iv)

 collectability is reasonably assured.

Comprehensive Income (Loss) - The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Income (Loss) Per Share - Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of December 31, 2011 and 2010.

Risk and Uncertainties - The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Stock-Based Compensation- The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. During the year ended December 31, 2011, the Company recorded $750,000 in compensation expense based on the fair value of services rendered in exchange for common shares issued by the Company’s officer. These approximated the fair value of the shares at the dates of issuances in the opinion of management.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

Fair Value for Financial Assets and Financial Liabilities- The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1   Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2   Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3   Pricing inputs that are generally observable inputs and not corroborated by market data.

Fair Value for Financial Assets and Financial Liabilities (Cont.)- The carrying amounts of the Company’s financial assets and liabilities, such as cash and accounts payable approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at December 31, 2011 and 2010 nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the for the years ended December 31, 2011 and 2010.

Recent Accounting Pronouncements - The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In July 2010, the FASB amended the requirements for Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. The new disclosures as of the end of the reporting period are effective for the fiscal year ending December 31, 2010, while the disclosures about activity that occurs during a reporting period are effective for the first fiscal quarter of 2011. The adoption of this guidance will not impact the Company’s consolidated results of operations or financial position.

In January 2010, the FASB issued authoritative guidance regarding fair value measures and disclosures. The guidance requires disclosure of significant transfers between level 1 and level 2 fair value measurements along with the reason for the transfer. An entity must also separately report purchases, sales, issuances and settlements within the level 3 fair value roll forward. The guidance further provides clarification of the level of disaggregation to be used within the fair value measurement disclosures for each class of assets and liabilities and clarified the disclosures required for the valuation techniques and inputs used to measure level 2 or level 3 fair value measurements. This new authoritative guidance is effective for the Company in fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this guidance will not impact the Company’s consolidated results of operations or financial position.

In September 2011, the FASB issued ASU 2011-08 which provides an entity the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test for goodwill impairment.  If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required.  Otherwise, no further testing is required. The revised standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.   The Company does not expect that the adoption of this standard will have a material impact on the Company’s results of operations, cash flows or financial condition.

In December 2011, FASB issued Accounting Standards Update 2011-11, “Balance Sheet - Disclosures about Offsetting Assets and Liabilities” to enhance disclosure requirements relating to the offsetting of assets and liabilities on an entity's balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the statement of financial position when the right of offset exists, or that are subject to an enforceable master netting arrangement. The new disclosure requirements relating to this update are retrospective and effective for annual and interim periods beginning on or after January 1, 2013. The update only requires additional disclosures, as such, the Company does not expect that the adoption of this standard will have a material impact on the Company’s results of operations, cash flows or financial condition.

NOTE 2

INCOME TAXES

At December 31, 2011, the Company had federal and state net operating loss carry forwards of approximately $5,200,000 that expire in various years through the year 2024.

Due to operating losses, there is no provision for current federal or state income taxes for the years ended December 31, 2011 and 2010.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at December 31, 2011 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $1,768,000 less a valuation allowance in the amount of approximately $1,768,000. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased (decreased) by approximately $267,000 and $(12,000) for the years ended December 31, 2011 and 2010, respectively.

The Company’s total deferred tax asset as of December 31, 2011 is as follows:

Net operating loss carry forwards	$1,768,000
Valuation allowance	(1,768,000)

Net deferred tax asset	$--

The reconciliation of income taxes computed at the federal and state statutory income tax rate to total income taxes for the years ended December 31, 2011 and 2010 is as follows:

Income tax computed at the federal statutory rate	34%
Valuation allowance	(34%)

Total deferred tax asset	0%

NOTE 3

CAPITAL STOCK

The Company is currently authorized to issue 100,000,000 common shares at $.01 par value per share and 10,000,000 preferred shares at $5.00 par value per share.

During the year ended December 31, 2011, the Company issued to 15,000,000 common shares to an officer of the Company in exchange for $750,000 in services rendered, valued at the closing stock price of $.05 per share at the date of issuance.

NOTE 4

LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS

The Company has a month to month lease at $563 per month with an unrelated landlord. Therefore, no future minimum lease commitment exists beyond one year.

NOTE 5

INCOME (LOSS) PER SHARE

Income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Basic and diluted income (loss) per share was the same for the years ended December 31, 2011 and 2010.

NOTE 6

SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ending December 31, 2011 and 2010 are summarized as follows:

Cash paid during the years ending December 31, 2011 and 2010 for interest and income taxes:

Income Taxes	$--
Interest	$--

NOTE 7

SEGMENT REPORTING

The Company follows paragraph 280 of the FASB Accounting Standards Codification for disclosures about segment reporting. This Statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas, and major customers. The Company determined that it did not have any separately reportable operating segments as of December 31, 2011 and 2010.

NOTE 8

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss in 2011, has negative cash flows from operations, has a stockholders’ deficit, has a retained deficit, and negative working capital. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to cease operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 9

JUDGMENTS PAYABLE

The Company currently has three judgments against it. Included in the accompanying balance sheets at December 31, 2011 and 2010 is $2,300,945 in the following judgments.

Sebaco Siete, S.A. v. Omega Realty Partners, LLC, et. al.  11th Judicial Circuit in and for Miami-Dade County, Florida. Case No.: 06-11204 CA 13 FJ. A default judgment against impleader defendants in the amount of $1,564,832 was filed in 2009.

Jorge Ramos v. Omega Capital Funding, LLC, et. al. in the circuit court of the 11th Judicial Circuit in and for Miami-Dade County, Florida. Case No.: 07-38288 CA 09. A final summary judgment was filed in 2009 in the amount of $85,000.

Subsequent to year-end, the Company received a judgment against it from a case originating in prior years as follows:

Luxury Home LLC v. Omega et. al. Case No.: CV2011-004554. A default judgment in the amount of $651,113 was filed in 2012 for a previous year’s claim.

NOTE 10  SUBSEQUENT EVENTS

Subsequent to year end, the Company’s officer and Director retired 13,000,000 of his 15,000,000 common shares to the Company’s treasury.

Subsequent to year end, the Company issued 2,000,000 common shares to an unrelated individual for the purchase of 49% interest in an unrelated foreign company.

Part II - Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to
Be Paid
SEC registration fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous	$
Total	$

Item 14. Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Wyoming Business Corporation Act (“WBCA”).  The WBCA, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The WBCA provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Item 15. Recent Sales of Unregistered Securities

The following issuance of shares were exempt from registration under section 4(2) or 4(6) of the Securities Act and/or Regulation D promulgated there under:

In October 2011, we issued 15,000,000 shares of common stock to our CEO in exchange for $750,000 in services rendered, valued at the closing stock price at the date of issuance.  In February 2012 the CEO returned to us for retirement 13,000,000 of said shares.

In February 2012, we issued 2,000,000 shares of common stock to an unrelated individual in connection with a strategic alliance with in an unrelated foreign company.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description

3.1	Articles of Incorporation
3.2	Articles of Amendment to the Articles of Incorporation
3.3	Bylaws
3.4	Amended Bylaws
5.1	Legal Opinion (To be filed by amendment)
10.1	Investment Agreement between the registrant and Dutchess Opportunity Fund, II, LP dated March 12, 2012
10.2	Registration Rights Agreement between the registrant and Dutchess Opportunity Fund, II, LP dated March 12, 2012
21.1	List of Subsidiaries
23.1	Consent of Independent Registered Accounting Firm

Item 17. Undertakings

1.  The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.  The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i)  If the registrant is relying on Rule 430B:

(A)  For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on March 26, 2012.

Omega Commercial Finance Corporation:

By:/s/ Jon S. Cummings, IV

Name: Jon S. Cummings, IV

Title: Chief Executive Officer

Date: March 26, 2012

In accordance with the Securities and Exchange Act, this Prospectus has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By: /s/ Jon S. Cummings, IV

Name: Jon S. Cummings, IV

Title: CFO, Director

Date:  March 26, 2012